EXHIBIT 23.2


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     We have issued our report dated January 15, 1998, which includes an explanatory paragraph discussing the factors described in Note 3 to the financial statements about Alchemy Holdings, Inc.'s ability to continue as a going concern. Such notes accompany the financial statements of Alchemy Holdings, Inc. contained in the Registration Statement on Form S-4 and Prospectus. Further, we have issued our report dated January 15, 1998, which includes an explanatory paragraph discussing the factors described in Note 1 to the financial statements about Cigarette Racing Team, Inc.'s ability to continue as a going concern. Such notes accompany the financial statements of Cigarette Racing Team, Inc. contained in the Registration Statement on Form S-4 and Prospectus.

     We consent to the use of the aforementioned reports in the Registration Statement and Joint Proxy Statement/Prospectus, and the use of our name as it appears under the caption "Experts."


JERE J. LANE, CPA
Coral Springs, Florida 33065
July 8, 1999